Exhibit 99.4

John V. Faraci	6400 POPLAR AVENUE
Chairman and Chief Executive Officer	MEMPHIS TN 38197 USA

T 901 419 7150
F 901 419 4633
john.faraci@ipaper.com

May 27, 2011

PERSONAL & CONFIDENTIAL

Mr. Doyle R. Simons

Chairman & CEO

Temple-Inland Inc.

1300 South Mopac Expressway

Austin, TX 78746

Dear Doyle:

Thanks for meeting me yesterday and reviewing our materials. As you can see, we believe our $30.60 all-cash proposal provides compelling value for Nickel’s shareholders. I hope that your Board of Directors sees it the same way and I look forward to hearing back from you no later than Saturday, June 4th, which is the 10 days we discussed. Timing and speed are important. If the situation changes and we conclude that we are unable to wait for your response on June 4th, we’ll let you know.

The critical issue here is the certainty of receiving a significant immediate cash premium for Nickel shareholders versus waiting years for a recovery in building products, and hoping that the industrial packaging business will maintain or improve during that same period of time. Your stock price would have to reach almost $43 per share in three years to equal the present value of our offer today, as shown on page 5 of our Discussion Materials. That is not likely.

Our proposal represents almost a 20% premium to the highest share price Nickel has seen since it became an independent company as shown on page 4 of the Discussion Materials (which happens to be the current 52-week high), more than a 33% premium to the current price, and a price well above other relevant data points. More specifically, the premium we are offering is in excess of the 27% premium paid by Rock-Tenn to Smurfit Stone and above the 29% average premium of all cash transactions in the sector. Furthermore, the implied multiple of 2011E EBITDA of 9.2x (including $385 million timber monetization liability, or 8.5x excluding) is well above that paid by us to Weyerhaeuser of 6.3x (which was an asset deal and had significant tax advantages which are not available here) and also well above that paid by Rock-Tenn to Smurfit Stone of 6.1x, giving full credit for the quality of Nickel’s assets compared to those of SSCC. All of these comparable transactions are outlined on page 6 of the Discussion Materials.

You have done a good job of developing Nickel over the past 4 years. However, not only does our proposal provide your shareholders the certainty of realizing the future benefits that you may or may not be able to deliver to them through a cyclical housing recovery and operational improvements, it more importantly pays them for much of the very significant synergies of a combination that are not achievable on a standalone basis - and it gives it to them immediately in cash. We hope that your Board will evaluate all of these considerations when it meets next week.

In closing, we prefer to effect this transaction on a friendly basis and look forward to your response within the timeframe we discussed. But my Board has thoroughly reviewed this matter and we are resolute in our interest. If a friendly agreement is not possible, we intend to take our proposal directly to your shareholders. I look forward to hearing back from you soon about next steps in making this combination happen quickly and on a friendly basis.

Very truly yours,